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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TPG N.V.
(Exact name of registrant as specified in its charter)

The Netherlands (State or other jurisdiction of incorporation or organization)	Inapplicable (I.R.S. Employer Identification No.)

Neptunusstraat 41 - 63
2132 JA Hoofddorp
The Netherlands
(Address, including zip code, of registrant's principal executive offices)

US Company Stock Option Plan
(Full title of the plan)

Ruth Dicker
TNT Logistics North America Inc.
10751 Deerwood Park Blvd.
Suite 200
Jacksonville, Florida 32256
Telephone: (904) 996-1256
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Daniel P. Cunningham
Allen & Overy
1221 Avenue of the Americas
New York, NY 10020
(212) 610-6300

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Ordinary shares, par value €0.48	4,500,000(1)	$15.70(2)	$70,650,000(2)	$5,715.59

(1)
This amount also includes an indeterminate number of ordinary shares which may be issuable as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in accordance with Rule 416 under the Securities Act of 1933.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices of ordinary shares reported on the New York Stock Exchange on March 27, 2003.

PART I—Information Required in the Section 10(a) Prospectus

ITEM 1. Plan Information

        Not filed as part of this Registration Statement pursuant to Note to part I of Form S-8.

ITEM 2. Registrant Information and Employee Plan Annual Information

        Not filed as part of this Registration Statement pursuant to Note to part I of Form S-8.

PART II—Information Required in the Registration Statement

ITEM 3. Incorporation of Documents by Reference

        The following documents, as filed by TPG N.V. (the "Company") with the U.S. Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement and made a part hereof:

  (a)
  the Company's Annual Report on Form 20-F, filed with the Commission on February 21, 2003, for the year ended December 31, 2002 (the "Form 20-F"); and

  (b)
  the description of the Company's ordinary shares as contained in the Form 20-F, including any amendment or report filed for the purpose of updating such description.

        Each document subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and report on Form 6-K furnished by the Company to the Commission subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document.

        For purposes of this Registration Statement, any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

        Not applicable.

ITEM 5. Interests of Named Experts and Counsel

        Not applicable.

ITEM 6. Indemnification of Directors and Officers

        The Articles of Association of the Company contain no provisions under which any member of the Supervisory Board or the Board of Management is indemnified in any manner against any liability which he or she may incur in his or her capacity as such. However, Article 34 of the Articles of Association of the Company provides that at each annual general meeting of shareholders, after the approval of the annual accounts, our shareholders are requested to adopt a resolution releasing the members of the Board of Management and the members of the Supervisory Board from liability for the exercise of their respective duties, insofar as the exercise of such duties is reflected in the financial statements or otherwise disclosed to the general meeting prior to the approval of the financial statements. By granting such release, we renounce any actual or potential claims against the members of the Board of Management and against the members of the Supervisory Board to the extent the facts upon which such potential claims are based are apparent from the financial statements or otherwise disclosed to the shareholders, without prejudice to the provisions of Articles 138 and 149 of Book 2 of the Netherlands Civil Code. Under Netherlands law, this release is not absolute and would not be effective as to any matters not disclosed to the holders of the Company's ordinary shares or American Depositary Shares.

        We may enter into indemnity agreements with our directors, officers, employees and agents against expenses and certain other liabilities arising out of their conduct on behalf of our company to the maximum extent and under all circumstances permitted by law.

        Members of the Supervisory Board and the Managing Directors are, to a limited extent, insured under an insurance policy against damages resulting from their conduct when acting in their capacities as such.

ITEM 7. Exemption from Registration Claimed

        Not applicable.

ITEM 8. Exhibits

        The following are exhibits filed as part of this Registration Statement:

Exhibit Number	Exhibit
4.1	Rules of the TPG US Company Stock Option Plan.
4.2	Articles of Association of the Company, as amended (incorporated by reference to the Amendment to the Company's Form 20-F, filed with the Commission on July 1, 2002).
5.1	Opinion of Jeroen Brabers, General Counsel and Corporate Secretary to TPG, as to the validity of the ordinary shares covered by this Registration Statement.
23.1	Consent of Mr. Brabers (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers Accountants N.V.
24.1	Power of Attorney (set forth on the signature pages of this Registration Statement).

ITEM 9. Undertakings

(a)
The Company hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

        Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hoofddorp, The Netherlands, on April 1, 2003.

TPG N.V.
By:
/s/ M.P. BAKKER Name: M.P. Bakker Title: Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M.P. Bakker and J.G. Haars and each of them (with full power in each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent registration statements pursuant to Instruction E of Form S-8 under the Securities Act, and any or all amendments (including post-effective amendments) to this Registration Statement or any such subsequent registration statement, and to file such subsequent registration statements and such amendments, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title(s)	Dates
/s/ M.P. BAKKER M.P. Bakker	Chief Executive Officer	April 1, 2003
/s/ J.G. HAARS J.G. Haars	Chief Financial Officer	April 1, 2003
/s/ H. POPPING H. Popping	Principal Accounting Officer	April 1, 2003
/s/ R.J.N. ABRAHAMSEN R.J.N. Abrahamsen	Supervisory Board Member	April 1, 2003

/s/ J.M.T. COCHRANE J.M.T. Cochrane	Supervisory Board Member	April 1, 2003
/s/ W. DIK W. Dik	Supervisory Board Member	April 1, 2003
/s/ V. HALBERSTADT V. Halberstadt	Supervisory Board Member	April 1, 2003
/s/ J.H.M. HOMMEN J.H.M. Hommen	Supervisory Board Member	April 1, 2003
/s/ A. MAAS A. Maas	Supervisory Board Member	April 1, 2003
/s/ R.W.H. STOMBERG R.W.H. Stomberg	Supervisory Board Member	April 1, 2003
/s/ M. TABAKSBLAT M. Tabaksblat	Supervisory Board Chairman	April 1, 2003
/s/ R. DICKER R. Dicker	Authorized Representative in the United States	April 1, 2003

Exhibit Index

Exhibit Number	Exhibit
4.1	Rules of the TPG US Company Stock Option Plan.
4.2	Articles of Association of the Company, as amended (incorporated by reference to the Amendment to the Company's Form 20-F, filed with the Commission on July 1, 2002).
5.1	Opinion of Jeroen Brabers, General Counsel and Corporate Secretary to TPG, as to the validity of the ordinary shares covered by this Registration Statement.
23.1	Consent of Mr. Brabers (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers Accountants N.V.
24.1	Power of Attorney (set forth on the signature pages of this Registration Statement).

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  PART I—Information Required in the Section 10(a) Prospectus
  ITEM 1. Plan Information
  ITEM 2. Registrant Information and Employee Plan Annual Information
  PART II—Information Required in the Registration Statement
  ITEM 3. Incorporation of Documents by Reference
  ITEM 4. Description of Securities
  ITEM 5. Interests of Named Experts and Counsel
  ITEM 6. Indemnification of Directors and Officers
  ITEM 7. Exemption from Registration Claimed
  ITEM 8. Exhibits
  ITEM 9. Undertakings
Signatures
Exhibit Index